Exhibit 99.1

CIM Commercial Trust Corporation Reports 2018 Third Quarter Results

Dallas—(November 13, 2018) CIM Commercial Trust Corporation (NASDAQ & TASE: CMCT) (“we”, “our”, “CMCT”, “CIM Commercial”, or the “Company”), a real estate investment trust (“REIT”) that primarily acquires, owns, and operates Class A and creative office assets in vibrant and improving urban communities throughout the United States, today reported operating results for the three months ended September 30, 2018.

Third Quarter 2018 Highlights

•                  Annualized rent per occupied square foot(1) on a same-store basis increased 6.8% to $43.30 as of September 30, 2018 compared to $40.54 as of September 30, 2017; annualized rent per occupied square foot across all properties was $44.86 as of September 30, 2018.

•                  Our same-store office portfolio was 94.2% leased as of September 30, 2018.

•                  During the third quarter of 2018, we executed 40,567 square feet of leases with terms longer than 12 months, of which 34,026 square feet were recurring leases executed at our same-store office portfolio, representing same-store cash rent growth per square foot of 25.0%.

•                  Net loss attributable to common stockholders was $4,448,000, or $0.10 per diluted share, for the third quarter of 2018.

•                  Same-store office segment net operating income (“NOI”), excluding lease termination income,(2) increased 3.9%, and same-store office cash NOI, excluding lease termination income,(2) increased 3.0%, for the third quarter of 2018 from the corresponding period in 2017.

•                  Same-store office segment NOI(2) decreased 7.0%, while same-store office cash NOI(2) increased 2.7%, for the third quarter of 2018 from the corresponding period in 2017.

•                  Funds from operations (“FFO”) attributable to common stockholders was $8,862,000, or $0.20 per diluted share, for the third quarter of 2018.

Potential Recapitalization

As previously announced, CMCT is actively exploring a potential recapitalization plan with the purpose of, among other things, unlocking embedded value, enhancing growth prospects and improving the trading liquidity of its common stock. There can be no guarantee that the potential recapitalization will occur or, if any or all of the steps of the potential recapitalization occur, that the potential recapitalization will occur in the form currently contemplated. If any or all of the potential recapitalization occurs, the financial information reported herein may not necessarily be indicative of future operating results or operating conditions.

If the potential recapitalization is consummated, CMCT’s remaining portfolio would primarily consist of approximately 725,000 rentable square feet of office space, a 503-room hotel and ancillary parking garage, and properties with development opportunities located in Oakland, California, Washington, D.C., Austin, Texas, and Sacramento, California. The Company believes that these existing development opportunities, as well as CMCT’s operating properties in Los Angeles, San Francisco and Austin with below market in-place office rents, would position CMCT for growth.

Following the potential recapitalization, the Company would remain principally focused on Class A and creative office assets. For the benefit of all classes of CMCT shareholders, the Company may also participate more actively in additional urban real estate strategies and product types of CIM Group in order to more fully leverage CIM Group’s large-scale platform and capabilities.

The Company intends to continue to maintain a highly-flexible capital structure and expects to continue to target a 45% common equity percentage of total capitalization, based on fair value.

(1)    Annualized rent per occupied square foot represents gross monthly base rent under leases commenced as of the specified periods, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.

(2)    Please see our definition of “same-store” and a reconciliation of these metrics to net income.

Financial Highlights

As of September 30, 2018, our real estate portfolio consists of 21 assets, all of which are fee-simple properties. The portfolio includes 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet and one hotel, which has 503 rooms and an ancillary parking garage. We also operate a lending business.

Third Quarter 2018

Net loss attributable to common stockholders was $4,448,000, or $0.10 per diluted share of common stock, for the three months ended September 30, 2018, compared to net income attributable to common stockholders of $72,257,000, or $1.25 per diluted share of common stock, for the three months ended September 30, 2017. The decrease is primarily attributable to the gain on sale of real estate of $74,715,000 recognized during the three months ended September 30, 2017, $3,152,000 in redeemable preferred stock dividends accumulated during the three months ended September 30, 2018, a decrease of $2,567,000 in net operating income of our operating segments, and an increase of $631,000 in redeemable preferred stock dividends declared, partially offset by a decrease of $2,911,000 in interest expense not allocated to our operating segments, and a decrease of $670,000 in asset management and other fees to related parties not allocated to our operating segments.

FFO attributable to common stockholders was $8,862,000, or $0.20 per diluted share of common stock, for the three months ended September 30, 2018, compared to $11,014,000, or $0.19 per diluted share of common stock, for the three months ended September 30, 2017. The decrease in FFO attributable to common stockholders was primarily attributable to $3,152,000 in redeemable preferred stock dividends accumulated during the three months ended September 30, 2018, a decrease of $2,567,000 in net operating income of our operating segments, and an increase of $631,000 in redeemable preferred stock dividends declared, partially offset by a decrease of $2,911,000 in interest expense not allocated to our operating segments, and a decrease of $670,000 in asset management and other fees to related parties not allocated to our operating segments.

Year to Date 2018

Net loss attributable to common stockholders was $9,350,000, or $0.21 per diluted share of common stock, for the nine months ended September 30, 2018, compared to net income attributable to common stockholders of $357,447,000, or $4.86 per diluted share of common stock, for the nine months ended September 30, 2017.

FFO attributable to common stockholders was $30,433,000, or $0.69 per diluted share of common stock, for the nine months ended September 30, 2018, compared to $37,279,000, or $0.51 per diluted share of common stock, for the nine months ended September 30, 2017.

Segment Information

Our reportable segments during the three months ended September 30, 2018 consisted of two types of commercial real estate properties, namely, office and hotel, as well as a segment for our lending business. Our reportable segments during the three months ended September 30, 2017 consisted of three types of commercial real estate properties, namely, office, hotel and multifamily, as well as a segment for our lending business. Aggregate segment NOI was $25,332,000 for the three months ended September 30, 2018, compared to $27,899,000 for the three months ended September 30, 2017.

Office

Same-Store

Same-store office segment NOI decreased 7.0% on a GAAP basis and increased 2.7% on a cash basis for the three months ended September 30, 2018 compared to the three months ended September 30, 2017. The decrease in same-store segment NOI was primarily due to a decrease in lease termination income at one of our California properties, a decrease in expense reimbursements at one of our California properties, and an increase in operating expenses at certain of our California properties, partially offset by an increase in revenue at certain of our California and Washington D.C. properties due to increases in occupancy and or rental rates.

At September 30, 2018, the Company’s same-store office portfolio was 93.5% occupied, a decrease of 70 basis points year-over-year on a same-store basis and 94.2% leased, a decrease of 10 basis points year-over-year on a same-store basis. The annualized rent per occupied square foot on a same-store basis was $43.30 at September 30, 2018 compared to $40.54 at September 30, 2017. For the three months ended September 30, 2018, the Company executed 34,026 square feet of recurring leases at our same-store office portfolio, representing same-store cash rent growth per square foot of 25.0%.

Total

Office segment NOI decreased to $21,898,000 for the three months ended September 30, 2018, from $22,560,000 for the three months ended September 30, 2017. The decrease was primarily attributable to a decrease in lease termination income at one of our California properties, the sale of three office properties during the last six months of 2017, a decrease in expense reimbursements at one of our California properties, and an increase in operating expenses at certain of our California properties, partially offset by an increase due to the acquisition of two office properties in December 2017 and January 2018 and an increase in rental revenue at certain of our California and Washington D.C. properties due to increases in occupancy and or rental rates.

Hotel

Hotel segment NOI was $2,596,000 for the three months ended September 30, 2018, compared to $2,433,000 for the three months ended September 30, 2017.

Multifamily

During the three months ended September 30, 2017, we sold one of our two remaining multifamily properties and we sold the remaining multifamily property in December 2017. Multifamily segment NOI was $1,293,000 for the three months ended September 30, 2017.

Lending

Our lending segment primarily consists of our SBA 7(a) lending platform, which is a national lender that primarily originates loans to small businesses in the hospitality industry. Lending segment NOI was $838,000 for the three months ended September 30, 2018, compared to $1,613,000 for the three months ended September 30, 2017. The decrease was primarily due to a decrease in premium income from the sale of the guaranteed portion of our SBA 7(a) loans, an increase in interest expense that commenced in May 2018 as a result of the issuance of the SBA 7(a) loan-backed notes, and an increase in interest expense in connection with our secured borrowings, partially offset by an increase in interest income due to an increase in the principal balance of our loan portfolio as well as increases in the prime rate, and higher revenue as a result of the recognition of accretion for discounts related to increased prepayments on our loans.

Debt and Equity

During the three months ended September 30, 2018, we issued 307,856 Series A preferred units, with each Series A preferred unit consisting of one share of Series A preferred stock and one warrant to purchase 0.25 shares of our common stock, resulting in net proceeds of approximately $7,083,000. Net proceeds represent gross proceeds offset by costs specifically identifiable to the offering of the Series A preferred units, such as commissions, dealer manager fees, and other offering fees and expenses.

In October 2018, CIM Commercial entered into a revolving credit facility with a bank syndicate pursuant to which CIM Commercial can borrow up to a maximum of $250,000,000, subject to a borrowing base calculation. The revolving credit facility is secured by deeds of trust on certain properties. Outstanding advances under the revolving credit facility bear interest at (i) the base rate plus 0.55% or (ii) LIBOR plus 1.55%. The revolving credit facility is also subject to an unused commitment fee of 0.15% or 0.25% depending on the amount of aggregate unused commitments. The revolving credit facility matures in October 2022 and provides for one one-year extension option under certain conditions. We expect the revolving credit facility to remain in place following the potential recapitalization (if it were to occur). On October 30, 2018, we borrowed $170,000,000 on this facility to repay outstanding borrowings on our unsecured term loan facility.

Dividends

On August 22, 2018, CIM Commercial’s board of directors (the “Board of Directors”) approved, and we declared, a quarterly cash dividend of $0.125 per common share. The dividend was paid on September 25, 2018 to stockholders of record on September 5, 2018.

In addition, the Board of Directors approved, and we declared, a quarterly cash dividend of $0.34375 per share of Series A preferred stock. For shares of Series A preferred stock issued during the third quarter of 2018, the dividend was prorated from the time of issuance. The dividend was paid on October 15, 2018 to stockholders of record on October 5, 2018.

About CMCT

CIM Commercial is a real estate investment trust that primarily acquires, owns, and operates Class A and creative office assets in vibrant and improving urban communities throughout the United States. Its properties are primarily located in Los Angeles, the San Francisco Bay Area and Washington, D.C. CIM Commercial is operated by affiliates of CIM Group, L.P., a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing, and asset management capabilities (www.cimcommercial.com).

FORWARD-LOOKING STATEMENTS

The information set forth herein contains “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial on a prospective basis. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “target,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “potential”, “forecast”, “seek”, “plan”, or “should” or the negative or other words or expressions of similar meaning, may identify forward-looking statements.

CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. These forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including, but not limited to, those associated with (i) the approval of the potential sale by the Board of Directors and, if required, the stockholders of CIM Commercial, (ii) CIM Commercial’s ability to consummate the potential recapitalization, including the potential sale and the potential return of capital event, (iii) the extent to which directors and officers reinvest proceeds from the potential sale into newly issued shares of the Company’s common stock, (iv) the terms and timing of the potential sale, including the price at which assets are sold, (v) the development and redevelopment of properties of CIM Commercial and (vi) changes in market rental rates. For a further list and description of the risks and uncertainties inherent in the forward looking statements, see CIM Commercial’s filings with the Securities and Exchange Commission, including CIM Commercial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Registration Statement on Form S-11 (Reg. No. 333-210880) relating to the Series A preferred stock, the Registration Statement on Form S-3 (Reg. No. 333-203639) relating to the sale of common stock by a selling shareholder and the Registration Statement on Form S-4 (Reg. No. 333-227707) relating to the potential exchange offer for shares of our Series L preferred stock.

As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward looking statement. CIM Commercial undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

For CIM Commercial Trust Corporation
Media Relations:
Bill Mendel, 212-397-1030
bill@mendelcommunications.com

or

Shareholder Relations:

Steve Altebrando, 646-652-8473
shareholders@cimcommercial.com

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
ASSETS
Investments in real estate, net	$1,066,971	$957,725
Cash and cash equivalents	97,040	129,310
Restricted cash	21,524	27,008
Loans receivable, net	81,898	81,056
Accounts receivable, net	8,085	13,627
Deferred rent receivable and charges, net	86,337	84,748
Other intangible assets, net	10,684	6,381
Other assets	19,176	36,533
TOTAL ASSETS	$1,391,715	$1,336,388
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY
LIABILITIES:
Debt, net	$664,400	$630,852
Accounts payable and accrued expenses	30,886	26,394
Intangible liabilities, net	3,351	1,070
Due to related parties	10,838	8,814
Other liabilities	15,657	14,629
Total liabilities	725,132	681,759
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK: Series A, $0.001 par value; 36,000,000 shares authorized; 1,893,183 and 1,890,943 shares issued and outstanding, respectively, at September 30, 2018 and 1,225,734 and 1,224,712 shares issued and outstanding, respectively, at December 31, 2017; liquidation preference of $25.00 per share, subject to adjustment	43,145	27,924
EQUITY:
Series A cumulative redeemable preferred stock, $0.001 par value; 36,000,000 shares authorized; 568,921 and 566,176 shares issued and outstanding, respectively, at September 30, 2018 and 61,435 and 60,592 shares issued and outstanding, respectively, at December 31, 2017; liquidation preference of $25.00 per share, subject to adjustment	14,062	1,508
Series L cumulative redeemable preferred stock, $0.001 par value; 9,000,000 shares authorized; 8,080,740 shares issued and outstanding at September 30, 2018 and December 31, 2017; liquidation preference of $28.37 per share, subject to adjustment	229,251	229,251
Common stock, $0.001 par value; 900,000,000 shares authorized; 43,795,073 and 43,784,939 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	44	44
Additional paid-in capital	791,773	792,631
Accumulated other comprehensive income	3,038	1,631
Distributions in excess of earnings	(415,568)	(399,250)
Total stockholders’ equity	622,600	625,815
Noncontrolling interests	838	890
Total equity	623,438	626,705
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY	$1,391,715	$1,336,388

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUES:
Rental and other property income	$34,782	$37,299	$103,479	$134,482
Hotel income	7,715	7,749	27,564	27,331
Expense reimbursements	2,129	4,717	7,089	10,273
Interest and other income	3,014	5,619	9,465	11,546
	47,640	55,384	147,597	183,632
EXPENSES:
Rental and other property operating	20,438	26,058	59,238	76,267
Asset management and other fees to related parties	6,121	6,896	18,475	23,459
Interest	6,965	9,359	20,409	28,645
General and administrative	1,205	1,342	6,496	4,668
Transaction costs	15	242	359	11,870
Depreciation and amortization	13,310	13,472	39,783	45,464
Impairment of real estate	—	—	—	13,100
	48,054	57,369	144,760	203,473
Gain on sale of real estate	—	74,715	—	378,732
(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(414)	72,730	2,837	358,891
Provision for income taxes	115	339	795	1,193
NET (LOSS) INCOME	(529)	72,391	2,042	357,698
Net loss (income) attributable to noncontrolling interests	1	4	(15)	(10)
NET (LOSS) INCOME ATTRIBUTABLE TO THE COMPANY	(528)	72,395	2,027	357,688
Redeemable preferred stock dividends accumulated	(3,152)	—	(9,456)	—
Redeemable preferred stock dividends declared	(769)	(138)	(1,924)	(241)
Redeemable preferred stock redemptions	1	—	3	—
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,448)	$72,257	$(9,350)	$357,447
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$(0.10)	$1.25	$(0.21)	$4.86
Diluted	$(0.10)	$1.25	$(0.21)	$4.86
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	43,795	57,876	43,791	73,503
Diluted	43,795	57,876	43,791	73,503

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Funds from Operations

(Unaudited and in thousands, except per share amounts)

We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss) attributable to common stockholders, computed in accordance with generally accepted accounting principles (“GAAP”), which reflects the deduction of redeemable preferred stock dividends accumulated, excluding gains (or losses) from sales of real estate, impairment of real estate, and real estate depreciation and amortization. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (the “NAREIT”).

Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to the FFOs of other REITs. Therefore, FFO should be considered only as a supplement to net income (loss) as a measure of our performance and should not be used as a supplement to or substitute measure for cash flows from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of net (loss) income attributable to common stockholders to FFO attributable to common stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (loss) income attributable to common stockholders	$(4,448)	$72,257	$(9,350)	$357,447
Depreciation and amortization	13,310	13,472	39,783	45,464
Impairment of real estate	—	—	—	13,100
Gain on sale of depreciable assets	—	(74,715)	—	(378,732)
FFO attributable to common stockholders	$8,862	$11,014	$30,433	$37,279
FFO attributable to common stockholders per diluted share	$0.20	$0.19	$0.69	$0.51

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Earnings Per Share

(Unaudited and in thousands, except per share amounts)

Earnings per share (“EPS”) for the year-to-date period may differ from the sum of quarterly EPS amounts due to the required method for computing EPS for the respective periods. In addition, EPS is calculated independently for each component and may not be additive due to rounding.

The following table reconciles the numerator and denominator used in computing our basic and diluted per-share amounts for net  (loss) income attributable to common stockholders for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Numerator:
Net (loss) income attributable to common stockholders	$(4,448)	$72,257	$(9,350)	$357,447
Redeemable preferred stock dividends declared on dilutive shares	—	—	—	—
Numerator for dilutive net (loss) income attributable to common stockholders	$(4,448)	$72,257	$(9,350)	$357,447
Denominator:
Basic weighted average shares of common stock outstanding	43,795	57,876	43,791	73,503
Effect of dilutive securities—contingently issuable shares	—	—	—	—
Diluted weighted average shares and common stock equivalents outstanding	43,795	57,876	43,791	73,503
Net (loss) income attributable to common stockholders per share:
Basic	$(0.10)	$1.25	$(0.21)	$4.86
Diluted	$(0.10)	$1.25	$(0.21)	$4.86

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Reconciliation of Net Operating Income

(Unaudited and in thousands)

We internally evaluate the operating performance and financial results of our real estate segments based on segment NOI, which is defined as rental and other property income and expense reimbursements less property related expenses and excludes non-property income and expenses, interest expense, depreciation and amortization, corporate related general and administrative expenses, gain (loss) on sale of real estate, impairment of real estate, transaction costs, and provision for income taxes. For our lending segment, we define NOI as interest income net of interest expense and general overhead expenses. We also evaluate the operating performance and financial results of our operating segments using cash basis NOI, or “cash NOI”. We define cash NOI as segment NOI adjusted to exclude the effect of the straight lining of rents, acquired above/below market lease amortization and other adjustments required by GAAP.

Segment NOI and cash NOI are not measures of operating results or cash flows from operating activities as measured by GAAP and should not be considered alternatives to income from continuing operations, or to cash flows as a measure of liquidity, or as an indication of our performance or of our ability to pay dividends. Companies may not calculate segment NOI or cash NOI in the same manner. We consider segment NOI and cash NOI to be useful performance measures to investors and management because, when compared across periods, they reflect the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. Additionally, we believe that cash NOI is helpful to investors because it eliminates straight line rent and other non-cash adjustments to revenue and expenses.

To facilitate a comparison of our segments and portfolio between reporting periods, we calculate comparable amounts for a subset of our segments and portfolio referred to as our “same-store properties.” Our same-store properties are ones which we have owned and operated in a consistent manner and reported in our consolidated results during the entire span of the periods being reported. We excluded from our same-store property set this quarter any properties (i) acquired on or after July 1, 2017; (ii) sold or otherwise removed from our consolidated financial statements before September 30, 2018; or (iii) that underwent a major repositioning project we believed significantly affected its results at any point during the period commencing on July 1, 2017 and ending on September 30, 2018.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Reconciliation of Net Operating Income (Continued)

(Unaudited and in thousands)

Below is a reconciliation of cash NOI excluding lease termination income to net income (loss) for the three months ended September 30, 2018 and 2017.

	Three Months Ended September 30, 2018
	Same- Store Office	Non- Same- Store Office	Total Office	Hotel	Multi- family	Lending	Total

Cash net operating income excluding lease termination income	$19,981	$1,427	$21,408	$2,590	$—	$838	$24,836
Cash lease termination income	57	—	57	—	—	—	57
Cash net operating income	20,038	1,427	21,465	2,590	—	838	24,893
Deferred rent and amortization of intangible assets, liabilities, and lease inducements	(277)	710	433	6	—	—	439
Straight line rent, below-market ground lease and amortization of intangible assets	—	—	—	—	—	—	—
Straight line lease termination income	—	—	—	—	—	—	—
Segment net operating income	$19,761	$2,137	$21,898	$2,596	$—	$838	$25,332
Asset management and other fees to related parties							(5,381)
Interest expense							(6,332)
General and administrative							(708)
Transaction costs							(15)
Depreciation and amortization							(13,310)
Loss before provision for income taxes							(414)
Provision for income taxes							(115)
Net loss							(529)
Net loss attributable to noncontrolling interests							1
Net loss attributable to the Company							$(528)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Reconciliation of Net Operating Income (Continued)

(Unaudited and in thousands)

	Three Months Ended September 30, 2017
	Same- Store Office	Non- Same- Store Office	Total Office	Hotel	Multi- family	Lending	Total

Cash net operating income excluding lease termination income	$19,390	$1,159	$20,549	$2,433	1,356	$1,602	$25,940
Cash lease termination income	122	—	122	—	10	—	132
Cash net operating income	19,512	1,159	20,671	2,433	1,366	1,602	26,072
Deferred rent and amortization of intangible assets, liabilities, and lease inducements	(421)	360	(61)	—	(73)	—	(134)
Straight line rent, below-market ground lease and amortization of intangible assets	—	(209)	(209)	—	—	11	(198)
Straight line lease termination income	2,159	—	2,159	—	—	—	2,159
Segment net operating income	$21,250	$1,310	$22,560	$2,433	$1,293	$1,613	$27,899
Asset management and other fees to related parties							(6,051)
Interest expense							(9,243)
General and administrative							(876)
Transaction costs							(242)
Depreciation and amortization							(13,472)
Gain on sale of real estate							74,715
Income before provision for income taxes							72,730
Provision for income taxes							(339)
Net income							72,391
Net loss attributable to noncontrolling interests							4
Net income attributable to the Company							$72,395

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Reconciliation of Net Operating Income (Continued)

(Unaudited and in thousands)

Below is a reconciliation of segment NOI excluding lease termination income to net income (loss) for the three months ended September 30, 2018 and 2017.

	Three Months Ended September 30, 2018
	Same- Store Office	Non- Same- Store Office	Total Office	Hotel	Multi- family	Lending	Total

Segment net operating income excluding lease termination income	$19,704	$2,137	$21,841	$2,596	$—	$838	$25,275
Cash lease termination income	57	—	57	—	—	—	57
Segment net operating income	$19,761	$2,137	$21,898	$2,596	$—	$838	$25,332
Asset management and other fees to related parties							(5,381)
Interest expense							(6,332)
General and administrative							(708)
Transaction costs							(15)
Depreciation and amortization							(13,310)
Loss before provision for income taxes							(414)
Provision for income taxes							(115)
Net loss							(529)
Net loss attributable to noncontrolling interests							1
Net loss attributable to the Company							$(528)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Reconciliation of Net Operating Income (Continued)

(Unaudited and in thousands)

	Three Months Ended September 30, 2017
	Same- Store Office	Non- Same- Store Office	Total Office	Hotel	Multi- family	Lending	Total

Segment net operating income excluding lease termination income	$18,969	$1,310	$20,279	$2,433	$1,283	$1,613	$25,608
Cash lease termination income	2,281	—	2,281	—	10	—	2,291
Segment net operating income	$21,250	$1,310	$22,560	$2,433	$1,293	$1,613	$27,899
Asset management and other fees to related parties							(6,051)
Interest expense							(9,243)
General and administrative							(876)
Transaction costs							(242)
Depreciation and amortization							(13,472)
Gain on sale of real estate							74,715
Income before provision for income taxes							72,730
Provision for income taxes							(339)
Net income							72,391
Net loss attributable to noncontrolling interests							4
Net income attributable to the Company							$72,395